Exhibit 99.1

Contact:

Steven H. Benrubi

(949) 699-3947

The Wet Seal, Inc. Names John D. Goodman as

Chief Executive Officer

FOOTHILL RANCH, Calif. — The Wet Seal, Inc. (Nasdaq: WTSLA) (“the Company”), a leading specialty retailer to young women, announced today it has entered into an employment contract with John D. Goodman to serve as its new chief executive officer through January 30, 2016. Mr. Goodman will assume his position as Chief Executive Officer on January 7, 2013. He initially joined the Company as a member of the board of directors on September 20, 2012.

Mr. Goodman is a well respected apparel industry executive with over 25 years of experience at well known companies such as Gap, Inc., Levi Strauss & Co., Mervyn’s, and Bloomingdale’s. He brings proven success in junior specialty store retailing and is recognized as an engaging and versatile leader. From 2008 to 2009, while he led the turnaround at Charlotte Russe, a publically traded junior retailer with sales of over $800 million, the stock price more than doubled. Most recently, Mr. Goodman served as Executive Vice President, Chief Apparel and Home Officer, Sears Holdings, overseeing both the Sears and Kmart brands.

“I have always viewed Wet Seal as a pioneer in fast fashion and am thrilled to join the company as CEO,” said Mr. Goodman. “I am honored to have this opportunity to work with the company’s executives and associates in both merchandising and operations and return the brand to its roots and drive long-term success. I am delighted to work with our Board and the existing management team in restoring profitability while pursuing new avenues for growth and building overall shareholder value.”

A committee of the Company’s board of directors oversaw the search for a new CEO. The committee was comprised of Mindy Meads, Chairman of the Nominating and Governance Committee of the Board, Dorrit Bern, Chairman of the Compensation Committee of the Board, Kenneth Reiss, Chairman of the Audit Committee of the Board and Lynda Davey, the Company’s Chairman of the Board.

Ms. Davey commented, “The committee conducted an extensive search since assuming control of the process after installation of the new Board in October. We found John’s energy and passion for the fashion industry and, in particular, his understanding of the junior customer perfectly aligned with the attributes we were seeking in a Chief Executive Officer. He is a team builder and has a proven record of success as a CEO; and expertise in the teen fashion apparel specialty business. As an active Wet Seal Director, John has already developed a strong working relationship with the executive team. We feel certain that this will expedite the improvement in operating performance and the prospects for profitable growth.”

The Company will disclose the details of Mr. Goodman’s employment agreement in a Form 8-K filing later today.

About The Wet Seal, Inc.

Headquartered in Foothill Ranch, California, The Wet Seal, Inc. is a leading specialty retailer of fashionable and contemporary apparel and accessory items. As of December 29, 2012, the Company operated a total of 555 stores in 47 states, the District of Columbia and Puerto Rico, including 475 Wet Seal stores and 80 Arden B stores. The Company’s products can also be purchased online at www.wetseal.com or www.ardenb.com. For more company information, visit www.wetsealinc.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This news release contains forward looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, expectations for improvement in the operating performance of the Company and the intent, belief, plans or other expectations of the Company or its management. All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors beyond the Company’s control.

Accordingly, the Company’s future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in the Company’s filings with the Securities and Exchange Commission. The Company will not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

SOURCE: The Wet Seal, Inc.